Exhibit 99.1
FOR FURTHER INFORMATION CONTACT:
Bruce A. Klein
Vice President-Finance and Chief Financial Officer
Franklin, Tennessee
615-771-3100
FOR IMMEDIATE RELEASE
WEDNESDAY, MARCH 18, 2009
CLARCOR REPORTS FIRST QUARTER 2009 RESULTS
Unaudited Fiscal First Quarter 2009 Highlights
(Amounts in thousands, except per share data and percentages)

	Quarter Ended		%
	2/28/09	3/1/08	Change
| | |
Net Sales	$213,690	$250,181	(14.6)
Operating Profit	$13,687	$27,739	(50.7)
Net Earnings	$8,791	$16,149	(45.6)
Diluted Earnings Per Share	$0.17	$0.32	(46.9)
Average Diluted Shares Outstanding	51,470,412	51,211,190	(0.5)
First Quarter 2009 Operating Review
     FRANKLIN, TN, Wednesday, March 18, 2009—CLARCOR Inc. (NYSE: CLC) today reported results for the first quarter ended February 28, 2009. Sales in the first quarter of 2009 dropped by $36 million, a 15% decrease compared to the first quarter of 2008. Operating profit decreased by 51% compared to the same quarter in 2008. Foreign currency fluctuations reduced sales and operating profit by approximately $9 million and $1 million, respectively, for the current quarter.
Norm Johnson, CLARCOR’s Chairman and Chief Executive Officer, said, “The decline in our first quarter sales and operating profit was sudden and deeper than we had expected. Although we knew that this fiscal year’s first quarter would be much more difficult than last year’s first quarter, we did not expect such a large drop in sales. We believe this reflects customer efforts to reduce their inventory levels, as well as a response to the severity of the recession which reduced demand, both in the U.S. and overseas.
“Before discussing the first quarter in more detail, I want to speak to our expectations for the rest of 2009 and specifically, why we expect the rest of the year will be better than the first quarter. We do expect sales will be down in our filtration businesses in the second quarter compared to last year, though certainly better than the first quarter. We expect sales will significantly improve in the last half of 2009 compared to the first half of the year.

“We believe that our customers’ inventory reductions during the first quarter will not continue, and that, as we sell primarily aftermarket maintenance filters, base replacement demand will resume, particularly in our independent distribution market channel. We have signed major sales contracts with new customers and shipments will start in the second quarter. Despite a slowdown in Asia during the first quarter, the Chinese market is still growing for our current business there. This will be further enhanced, as well, by recent acquisitions we have made in China. Our sales to other parts of Asia and the Middle East are also expected to grow for the rest of the year based on current orders we have received. It is not unusual for one or two quarters to be down, despite our aftermarket focus, as our customers often react suddenly to unfavorable financial or political news by stopping orders. I know of no major customers we have lost, and I expect that the rest of 2009 will show a resumption in orders and sales.
“Although we expect that sales will decline for all of 2009 compared to 2008, for the remaining nine months of 2009 we expect the decline in operating profit in percentage terms will be less than the percentage decline in sales. We expect that operating profit in some markets, such as for HVAC air filters, will be significantly improved compared to 2008. In other markets, such as for aviation fuel filtration systems, we expect operating profit to match or be slightly better than last year. Even in the midst of a severe global recession, our product and market diversification and the strength of our balance sheet are great advantages to have.
“More specifically, we expect our Engine/Mobile Filtration segment sales to decline by approximately 6% to 8% and operating profit to decline by a similar percentage over the next three quarters compared to the last three quarters of 2008. For our Industrial/Environmental Filtration segment over the next three quarters, we expect sales to decline by 2% to 5% and operating profit to decline by 1% to 2% compared to 2008. In our Packaging segment, we expect sales to increase by 5% to 7% and operating profit to grow by 10% to 12% over the next three quarters compared to 2008.
“We have implemented significant cost reduction programs for 2009, including a salary and headcount freeze for our domestic operating companies and curtailment of discretionary expenses. Unfortunately, some costs are out of our control such as an increase this year in pension expense of nearly $4 million compared to 2008 caused by the decline in asset values in our pension trust. Importantly, we have not cut back on product development, sales and marketing initiatives, plant maintenance and safety programs. If the current recession does not worsen, based on our current forecast, we now expect that 2009 earnings per share will be in the $1.60 to $1.75 range.
“With respect to our first quarter results, sales declined in all three of our operating segments, though there were still areas of growth in certain markets. Overall, Engine/Mobile Filtration sales dropped 19%, Industrial/Environmental Filtration sales dropped 10% and Packaging sales dropped 20%. Within the U.S. across all three segments, sales declined by 9%, while outside the U.S. sales declined by 26%.

“In our Engine/Mobile Filtration segment, sales in the U.S. declined by 13%. Heavy-duty engine filter sales grew in Mexico, Australia and South Africa, while filter sales in Asia dropped more than in the rest of the world. By end-market, we saw a drop in filter sales in over-the-road trucking, construction, agriculture, mining and locomotive filtration sales. The decline was seen in sales to both aftermarket and OEM customers.
“Sales in our Industrial/Environmental Filtration segment were more varied across end-markets and channels. Air filtration systems sales dropped significantly as customers reduced their capital spending plans, both in the U.S. and in Europe. HVAC filter sales also dropped with a significant decline in filters used in automobile plants. Sales to the natural gas industry grew in the first quarter in the U.S., but outside the U.S. dropped from last year’s first quarter. Overall, sales to the natural gas industry declined by about 4%. Filter sales for oil drilling also declined by over 10% as oil drilling throughout the world slowed and drilling projects were delayed. We remain very optimistic, however, in our outlook for medium and long-term growth in filters used in natural resource industries, such as natural gas, oil and water, but it is clear that filter sales to these industries will not grow in 2009. In contrast, aviation fuel filters sales grew in the first quarter, both in the U.S. and in Europe. We expect this trend to continue for the rest of 2009.
“Our Packaging segment sales dropped by 20% in the first quarter compared to last year, but we are optimistic about the rest of 2009. As we have noted before, sales in this segment in the first quarter are usually not indicative of activity for the entire year. We recently received significant orders that should enable us to record improved results in subsequent quarters this year compared to 2008.
“Other expense included a charge of approximately $600,000 related to the interest rate swap we have discussed in previous press releases. The current mark-to-market liability for this swap is $2.6 million. The entire $2.6 million liability will be reversed over the next 10 months and reduce interest expense, though the amount recorded in any particular month or quarter will vary and be partly dependent on interest rates.
“Our balance sheet remains very strong, with outstanding debt, net of cash, of $41 million, and outstanding debt, net of cash, as a percentage of total capital of less than 6%. We have a very attractive credit facility that does not expire until December 2012. This facility enables us to borrow up to $250 million at a variable interest rate that is currently less than 1% per year.
“Our tax rate in the first quarter at 31.8% was slightly lower than we expect for the rest of 2009. The tax rate for all of 2009 should be approximately 33% to 34%.
“Cash flows from operating activities of $19 million decreased by $7 million this quarter compared to last year’s first quarter, mostly because of lower net income. Free cash flow, however, which we define as operating cash flow after working capital and less dividends and capital expenditures, remained positive, as it has done nearly every quarter for many years. We expect this to continue. Cash dividends increased by nearly 11% compared to last year’s first quarter and our annual dividend coverage is expected to be over four times net income for 2009.

“During the quarter, we did not repurchase any shares of our common stock. We still have approximately $185 million available for share repurchases under our current authorization. Share repurchases in future quarters will depend on cash availability, acquisition opportunities and the market price of our common stock.
“Capital expenditures this year are expected to be approximately $35 million to $40 million compared to $35 million in 2008. We have curtailed certain capacity expansion projects, but continue to invest aggressively in cost reduction efforts, new product development, new technologies and safety initiatives.
“During the first quarter, we purchased a Chinese company, based in Pujiang, that manufactures wire mesh filtration products, primarily sold to the fibers, resin and aerospace markets. We also purchased an aerospace filter company in Kansas and an aerospace filter product line based in Europe. We are looking at many potential acquisitions. We negotiated the purchase of the remaining 20% of our heavy-duty engine filter company in Weifang, China and we are also negotiating to purchase another, smaller heavy-duty engine filter company, also based in China. Both of these transactions should close in the second quarter. Although none of these acquisitions were large, each added to our product offerings, expanded our reach in certain geographies and markets, and, for certain of our Chinese acquisitions, will allow us to lower the cost of products we had purchased from other third parties.
“We believe that our cost reduction efforts and our sales and marketing programs are clearly having a positive impact on CLARCOR despite our first quarter results. Though sales and profits will be less than last year, what we see is an upward slope for the remainder of the year despite the severity of the recession. Although our results for 2009 will obviously not be what we would like, our broad product, market and channel diversification, and our balance sheet flexibility are clearly great advantages to CLARCOR. We expect this will become even more evident as the year progresses and in the future.”
CLARCOR will be holding a conference call to discuss the first quarter results at 10:00 a.m. CDT on March 19, 2009. Interested parties can listen to the conference call at www.clarcor.com or www.viavid.net. A replay will be available on these websites and also at 888-203-1112 or 719-457-0820 and providing confirmation code 4152217. The replay will be available through March 26, 2009 by telephone and for 30 days on the Internet.
CLARCOR is based in Franklin, Tennessee, and is a diversified marketer and manufacturer of mobile, industrial and environmental filtration products and consumer and industrial packaging products sold in domestic and international markets. Common shares of the Company are traded on the New York Stock Exchange under the symbol CLC.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements made in this press release other than statements of historical fact, are forward-looking statements. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may include, among other things: statements and assumptions relating to future growth, as well as management’s short-term and long-term performance goals; statements regarding anticipated order patterns from our customers or the anticipated economic conditions of the industries and markets that we serve; statements related to the performance of the U.S. and other economies generally; statements relating to the anticipated effects on results of operations or financial condition from recent and expected developments or events; statements relating to the Company’s business and growth strategies; and any other statements or assumptions that are not historical facts. The Company believes that its expectations are based on reasonable assumptions. However, these forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the Company’s actual results, performance or achievements, or industry results, to differ materially from the Company’s expectations of future results, performance or achievements expressed or implied by these forward-looking statements. In addition, the Company’s past results of operations do not necessarily indicate its future results. These and other uncertainties are discussed in the “Risk Factors’’ section of the Company’s 2008 Form 10-K. The future results of the Company may fluctuate as a result of these and other risk factors detailed from time to time in the Company’s filings with the Securities and Exchange Commission. You should not place undue reliance on any forward-looking statements. These statements speak only as of the date of this press release. Except as otherwise required by applicable laws, the Company undertakes no obligation to publicly update or revise any forward-looking statements or the risk factors described in this press release, including projected sales and profit levels for any business segment in any given quarter, whether as a result of new information, future events, changed circumstances or any other reason after the date of this press release.
TABLES FOLLOW

CLARCOR 2009 UNAUDITED FIRST QUARTER RESULTS cont’d.
CONSOLIDATED STATEMENTS OF EARNINGS
(Dollars in thousands except per share data)

	Three Months
For periods ended February 28, 2009 and March 1, 2008	2009	2008

Net sales	$213,690	$250,181
Cost of sales	152,707	173,626

Gross profit	60,983	76,555
Selling and administrative expenses	47,296	48,816

Operating profit	13,687	27,739
Other expense	806	3,509

Earnings before income taxes and minority interests	12,881	24,230
Income taxes	4,096	7,941

Earnings before minority interests	8,785	16,289
Minority interests in losses (earnings) of subsidiaries	6	(140)

Net earnings	$8,791	$16,149

Net earnings per common share:
Basic	$0.17	$0.32

Diluted	$0.17	$0.32

Average shares outstanding:
Basic	50,988,461	50,595,412
Diluted	51,470,412	51,211,190
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	February 28,	November 29,
	2009	2008

Assets
Current assets:
Cash and cash equivalents	$43,281	$40,715
Short-term investments	13,498	7,269
Accounts receivable, net	165,595	194,864
Inventories	168,640	158,201
Other	31,449	31,522

Total current assets	422,463	432,571
Plant assets, net	191,703	192,599
Acquired intangibles, net	322,138	319,053
Other assets	16,671	13,659

	$952,975	$957,882

Liabilities
Current liabilities:
Current portion of long-term debt	$114	$128
Accounts payable and accrued liabilities	131,288	138,292
Income taxes	5,418	5,083

Total current liabilities	136,820	143,503
Long-term debt	83,905	83,822
Long-term pension liabilities	28,258	27,307
Other liabilities	47,023	51,491

	296,006	306,123
Shareholders’ Equity	656,969	651,759

	$952,975	$957,882

SUMMARY CASH FLOWS
(Dollars in thousands)

	Three Months
	2009	2008

From Operating Activities
Net earnings	$8,791	$16,149
Depreciation	6,921	6,636
Amortization	1,215	1,195
Loss on interest rate agreement	605	2,453
Stock compensation expense	2,415	2,009
Excess tax benefits from stock compensation	(422)	(966)
Changes in short-term investments	(6,229)	(570)
Changes in assets and liabilities, excluding short-term investments	5,745	(863)
Other, net	(88)	159

Total provided by operating activities	18,953	26,202

From Investing Activities
Plant asset additions	(6,075)	(8,137)
Business acquisitions	(6,955)	(75,073)
Investment in affiliate	(1,000)	—
Other, net	224	(702)

Total used in investing activities	(13,806)	(83,912)

From Financing Activities
Net proceeds under revolving credit agreement	—	110,000
Payments on long-term debt	(45)	(7,240)
Cash dividends paid	(4,596)	(4,125)
Excess tax benefits from stock compensation	422	966
Purchase of treasury stock	—	(37,260)
Other, net	1,805	2,307

Total provided by (used in) financing activities	(2,414)	64,648

Effect of exchange rate changes on cash	(167)	173

Change in Cash and Cash Equivalents	$2,566	$7,111

CLARCOR 2009 UNAUDITED FIRST QUARTER RESULTS cont’d.
QUARTERLY INCOME STATEMENT DATA BY SEGMENT
(Dollars in thousands)

	Three Months
	February 28,	March 1,
	2009	2008
Net sales by segment:
Engine/Mobile Filtration	$85,380	$105,109
Industrial/Environmental Filtration	113,458	126,422
Packaging	14,852	18,650

	$213,690	$250,181

Operating profit by segment:
Engine/Mobile Filtration	$13,301	$22,342
Industrial/Environmental Filtration	663	4,285
Packaging	(277)	1,112

	$13,687	$27,739

Operating margin by segment:
Engine/Mobile Filtration	15.6%	21.3%
Industrial/Environmental Filtration	0.6%	3.4%
Packaging	-1.9%	6.0%

	6.4%	11.1%

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